Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 30, 2025

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851

Re:	Xerox Holdings Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Xerox Holdings Corporation, a New York corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the sale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”) of up to 2,160,256 shares of Common Stock, par value $1.00 per share (the “Shares”), issued or issuable upon the exercise of a pre-funded warrant that the Company issued to the Selling Shareholder on July 1, 2025 (the “Pre-Funded Warrant”) as partial consideration for the Selling Shareholder’s purchase of the Company’s 13.00% Senior Notes due 2030.

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

We have also assumed that:

(i)	the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement; and

(ii)	all Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Selling Stockholder’s Shares have been duly authorized and reserved for issuance upon exercise and, upon exercise of the Pre-Funded Warrant and issuance and delivery in accordance with the terms of the Pre-Funded Warrant, will be validly issued, fully paid and non-assessable.

BRUSSELS CHICAGO DALLAS FRANKFURT HAMBURG HOUSTON  LONDON LOS ANGELES

MILAN MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

Xerox Holdings Corporation

July 30, 2025

This opinion is limited to the New York Business Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholder or the Shares.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP